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Exhibit 5.1

March 18, 2013

Kinder Morgan Energy Partners, L.P.
1001 Louisiana Street, Suite 1000
Houston, Texas 77002

Ladies and Gentlemen:

        We have acted as counsel to Kinder Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the proposed offering of up to 44,006,400 of the Partnership's common units representing limited partner interests (the "Common Units") to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of January 29, 2013, by and among the Partnership, Copano Energy, L.L.C., a Delaware limited liability company, Kinder Morgan G.P., Inc., a Delaware corporation, and Javelina Merger Sub LLC, a Delaware limited liability company (as it may be amended from time to time, the "Merger Agreement"). The Partnership has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-4, File No. 333-186623 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Common Units. We have been asked by the Partnership to render this opinion.

        We have examined originals or copies of (a) the Registration Statement, (b) the Certificate of Limited Partnership of the Partnership, as amended to date, (c) the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as amended to date, (d) certain resolutions adopted by the Board of Directors of Kinder Morgan Management, LLC (the "Company"), in the Company's capacity as the delegate of Kinder Morgan G.P., Inc., the general partner of the Partnership, and certain resolutions adopted by the Board of Directors of Kinder Morgan G.P., Inc., and (e) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of such examinations and investigations, we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

        Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

  1.
  the Partnership is validly existing and in good standing as a limited partnership under the laws of the State of Delaware; and

  2.
  the Common Units have been duly authorized for issuance, and, when the Registration Statement has been declared effective by order of the Commission and if and when the Common Units have been issued upon the terms and conditions, and for the consideration, set forth in the Registration Statement and the Merger Agreement, the Common Units will be validly issued, fully paid and non-assessable.

        The foregoing opinion is based on and limited to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act and the applicable federal laws of the United States of America, and we render no opinion with respect to the law of any other jurisdiction. The references to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act in the preceding sentence include the referenced statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial cases interpreting those laws currently in effect.

        We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the references to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,
/s/ Bracewell & Giuliani LLP
Bracewell & Giuliani LLP

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  Exhibit 5.1